Exhibit 99.1

For release at 1:05 p.m. (PDT)	Contacts:
May 14, 2003	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SILICON VALLEY BANCSHARES ANNOUNCES PROPOSED

$135 MILLION ZERO COUPON CONVERTIBLE SUBORDINATED NOTES

OFFERING AND SIMULTANEOUS CONVERTIBLE NOTE HEDGE

AND WARRANT TRANSACTIONS

Santa Clara, California, May 14, 2003 — Silicon Valley Bancshares (Nasdaq: SIVB) announced today that it intends to offer, subject to market and other conditions, approximately $135 million aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due 2008 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  The number of shares issuable upon conversion of the notes is to be determined by negotiations between the company and the initial purchaser of the notes.

The company stated that it expects to grant the initial purchaser a 13-day option to purchase up to an additional $15 million principal amount of notes.

The company intends to use a portion of the proceeds for the net cost of entering into convertible note hedge and warrant transactions with the initial purchaser with respect to its common stock to limit exposure to potential dilution from conversion of the notes.  The company plans to use the balance of the net proceeds of the offering for repurchases of shares of its common stock pursuant to the previously announced authorization by its board of directors to purchase up to $160 million of its common stock in open market, block trade and negotiated transactions, and for other general corporate purposes, which may include investments in, or extensions of credit to, its subsidiaries.  Pending such uses, the company intends to invest the net proceeds in investment grade obligations and interest bearing money market instruments.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.